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                                                                   Exhibit 23.1

               Consent Of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Newport Corporation for the registration of 997,284 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2002, except for Note 17, as to which the date is February 19, 2002, with respect to the consolidated financial statements and schedule of Newport Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young LLP

Orange County, CA
April 9, 2002